Exhibit 12(a)

601 Lexington Avenue
New York, New York 10022

Facsimile:
(212) 446-4800	(212) 446-4900

www.kirkland.com

January 23, 2023

Oaktree Specialty Lending Corporation

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

Ladies and Gentlemen:

We have acted as counsel for you, Oaktree Specialty Lending Corporation, a Delaware corporation (the “Acquiring Fund”), pursuant to the Agreement and Plan of Merger, dated as of September 14, 2022 (the “Merger Agreement”), among Oaktree Strategic Income II, Inc., a Delaware corporation (the “Fund”), the Acquiring Fund, Project Superior Merger Sub, Inc., a Delaware corporation and wholly-owned direct Consolidated Subsidiary of the Acquiring Fund (the “Merger Sub”) and, with respect to certain sections, Oaktree Fund Advisors, LLC, a Delaware limited liability company (the “Investment Adviser”). In the Mergers (as defined below), the Merger Sub will merge with and into the Fund with the Fund surviving (the “First Merger”), after which the Fund will merge with and into the Acquiring Fund with the Acquiring Fund surviving (the “Second Merger” and, together with the First Merger, the “Mergers”).

We are furnishing this opinion to you pursuant to Section 8.2(d) of the Merger Agreement. This opinion relates to the Mergers’ qualification as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In providing our opinion, we have examined the Merger Agreement, the Registration Statement on Form N-14 filed by the Acquiring Fund (Registration No. 333-267988) (as amended or supplemented through the date hereof, the “Registration Statement”), including the joint proxy statement/prospectus forming a part thereof, and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Mergers will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the Mergers and the parties thereto set forth in the Merger Agreement and in the Registration Statement are true, complete and correct, (iii) the statements and representations made by the Acquiring Fund and the Fund in their respective officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s

Certificates”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any such statements and representations made in the Officer’s Certificates “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without regard to such qualification, (v) the First Merger and the Second Merger will each qualify as a statutory merger under the DGCL and (vi) the Acquiring Fund, the Fund and their respective subsidiaries will treat the Mergers for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the Mergers are consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected. We undertake no responsibility to advise you of any factual developments arising after the date hereof or to supplement or otherwise revise our opinion to reflect any such developments.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, the Mergers will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. Our opinion is limited to the U.S. federal income tax issues specifically addressed herein, and no opinion is expressed or should be inferred as to any other U.S. federal income tax issues or the tax consequences under any state, local or foreign laws or with respect to other areas of U.S. federal taxation.

Our opinion is based on provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, in each case, in effect on the date hereof, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Mergers, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We undertake no responsibility to advise or inform you of any legal developments arising after the date hereof or to supplement or otherwise revise our opinion to reflect any such developments. Our opinion is not binding on the IRS or any court and there is no assurance or guarantee that the IRS or a court will agree with our conclusions.

We are furnishing this opinion solely in connection with the Mergers, and it is not to be relied upon for any other purpose. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP